Exhibit 99.1

MRC Global Inc.

Q4 and Full Year 2024 Earnings Call

March 14, 2025

Company Participants

•	Kelly Youngblood, Executive Vice President & Chief Financial Officer

•	Monica Broughton, Vice President of Investor Relations & Treasury

•	Rob Saltiel, President and Chief Executive Officer

Q&A Participants

•	Chris Dankert, Analyst, Loop Capital Markets

•	Josh Jayne, Analyst, Daniel Energy Partners

•	Nathan Jones, Analyst, Stifel, Nicolaus & Company, Inc.

Operator

Greetings, and welcome to MRC Global’s Fourth Quarter 2024 Earnings Conference Call. At this time all participants are on a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Monica Broughton. Thank you. You may begin.

Monica Broughton

Thank you, and good morning. Welcome to the MRC Global Fourth Quarter and Full Year 2024 Conference Call and Webcast. We appreciate you joining us.

On the call today we have Rob Saltiel, President and CEO; and Kelly Youngblood, Executive Vice President and CFO.

There will be a replay of today’s call available by webcast on our website, mrcglobal.com, as well as by phone until March 28, 2025. The dial-in information is in the release.

Please note that the information reported on this call speaks only as of today, March 14, 2025, and therefore, you are advised that information may no longer be accurate as of the time of replay.

In our call today, we will discuss various non-GAAP measures. You are encouraged to read our earnings release and securities filings to learn more about our use of these non-GAAP measures and to see a reconciliation of these measures to the related GAAP items, all of which can be found on our website.

Unless we specifically state otherwise, references in this call to EBITDA refer to adjusted EBITDA.

In addition, the comments made by the management of MRC Global during this call may contain forward-looking statements within the meaning of the United States federal securities laws. These forward-looking statements reflect the current views of the management of MRC Global. However, actual results could differ materially from those expressed today. You are encouraged to read the company’s SEC filings for a more in-depth review of the risk factors concerning these forward-looking statements.

As a result of the recent announcement related to the sale of our Canada business, Canada results have been reclassified to discontinued operations. Our comments today will reflect revenue and profitability from continuing operations only unless otherwise stated.

And now, I would like to turn the call over to our CEO, Mr. Rob Saltiel.

Rob Saltiel

Thank you, Monica. Good morning, and welcome to everyone joining today’s call.

I will begin with addressing the reason for delaying our earnings release before providing an overview of our strategic accomplishments and financial highlights from 2024, followed by current thoughts on our 2025 outlook. Kelly will provide a detailed review of the quarter and guidance before I deliver a brief recap.

As we were in the final stages of closing our books for the year, we detected two out of our more than 100 locations in North America, where inventory cycle count information was not being entered into our system in accordance with our internal controls. Since this non-compliance was detected very late in the year, we decided to perform physical counts at the majority of our service centers and all seven of our North America regional distribution centers to validate that our inventory balances were correctly stated in our financial statements. Our team members performed heroically, in counting over $400 million of North America inventory over four weekends in February. The conclusion from this effort was that no adjustments were made to either our book inventory levels or to our income statement for the fourth quarter, and there are no restatements required for any prior financial reporting periods. We have initiated a remediation plan to ensure that this never happens again.

Turning now to more positive thoughts, 2024 was definitely a pivotal year for our company with many accomplishments that position us to achieve higher revenue growth, improved profitability and attractive shareholder returns. I am very pleased with the successful execution of several strategic actions as follows.

First, we simplified our capital structure in late October by repurchasing our convertible preferred shares with proceeds from a new Term Loan B that matures in 2031. This action not only eliminated potential equity dilution from the preferred shares being converted, but is also expected to be accretive to both cash generation and earnings in 2025 and beyond. In conjunction with the new term loan, we extended our asset-based lending facility maturity to 2029, providing us with plenty of liquidity, runway and flexibility. This was negotiated at favorable terms and significantly derisks our exposure to credit markets going forward.

In December, we announced the sale of our Canada business, allowing us to focus on our key geographies with the strongest revenue growth and profit potential. We expect to close the sale this month and use the proceeds to reduce debt. Furthermore, this divestiture is expected to be accretive to our overall company profitability and margins. In early January of this year, we announced a $125 million share buyback program, which reflects our confidence in the company’s future and the financial flexibility that we now enjoy through the strengthening of our balance sheet over the past few years.

Our three-pronged capital allocation strategy consists of targeting a net debt leverage ratio of less than 1.5 times, which we expect to achieve by the end of this year, returning cash to shareholders and investing in our company’s future growth.

And finally, we initiated several new growth initiatives and originated or extended several strategic supply agreements with key customers. Our ability to delight our customers through superior service, quality products, ample inventory and competitive pricing is industry leading. It has manifested through our many years of serving our customers in all three of our business sectors and our ability to pursue new business opportunities with a compelling value proposition.

Turning now to our key financial highlights from 2024, I’m extremely pleased that we generated $268 million of operating cash flow from continuing operations for the full year, which is one of the highest amounts ever achieved by our company, due in large part to the significant progress we’ve made in improving our working capital efficiency. Our ability to generate strong operating cash flows across the business cycle has underpinned our confidence to initiate our share buyback program.

For the third year in a row, we achieved annual adjusted gross profit margins exceeding 21%, a trend that has driven a step change in our financial performance. We continue to focus on products and services where we can add the most value for our customers, which is manifested through higher gross margins.

Our international segment maintained its strong momentum as an increasingly significant contributor to our company’s financials, with revenue growing 14% in 2024, the second consecutive year of double-digit growth. We enjoy an advantaged position in select European and Asia-Pacific markets through our service to longtime MRO customers coupled with robust project-related activity in the DIET and PTI sectors. We expect 2025 to be another strong year for our international business, supported by a robust $254 million international backlog entering this year.

For the full year 2024, we achieved adjusted EBITDA of $202 million, representing 6.7% of sales. The EBITDA decline compared to 2023 was driven by lower revenue in our US segment, particularly in the second half of the year as a result of project timing delays and a year-end pullback in spending that was more pronounced than the seasonality we usually experience in the fourth quarter. We believe this weakness was due to multiple factors that are temporal in nature, including the uncertain investment environment around national elections, continued digestion of recent acquisitions by domestic E&P customers and the final throes of destocking for certain of our gas utilities customers.

As we transition into 2025, we are increasingly optimistic about returning to growth this year. As a result, we are currently projecting a low to upper single-digit percentage revenue increase as compared to 2024. This year is already off to a promising start, which I will describe more fully. And our optimism is underpinned by four factors: First, improving fundamentals in our gas utilities business. Second, a return to an inflationary environment for our products. Third, a strong outlook for the midstream natural gas space. And fourth, our key growth initiatives that should bear fruit as we move through 2025. I will discuss each of these drivers in turn.

After two challenging years, we are finally seeing clear signs of improvement in our gas utilities sector, our largest sector by revenue. The inventory destocking cycle has finally run its course as inventory levels helped by our customers have returned to normal levels. After two years of fairly lackluster investment in replacing natural gas infrastructure, our major customers are expecting to spend significantly more in replacement CapEx this year, driven by regulatory requirements and safety considerations. In addition, several of our largest customers are located in faster growing economic areas, where new natural gas infrastructure is required for residential, commercial and industrial applications. And this expected growth in gas utilities is not just a 2025 phenomenon. Based on industry sources, we expect the annual growth rates and capital expenditures for natural gas utilities that we serve to range from 4% to 6% over the next five years, setting us up nicely to return to stronger consistent growth through the end of this decade.

The second driver for revenue growth this year is that after two years of flat to declining price levels across our major product categories, we expect to see inflation return to the PVF business this year. The application of tariffs on imported products not only increases the cost of those products, but it provides an impetus for competing US manufacturers to increase their pricing due to the protection afforded by the tariffs. Due to the Section 232 tariffs on non-valve steel and aluminum imports from every country, we have seen domestic steel prices rise significantly, which has had a direct impact on the prices of line pipe and carbon steel fittings and flanges.

Barring a slowdown in the overall economy and absent any pullback on announced tariffs, we expect the current price levels to stick. We have previously communicated that inflation is generally a positive for our business. We have pass-through mechanisms with our contract customers that allow periodic updates to our product prices. And the majority of our product sales are based on “cost plus” formulas that align our pricing with market conditions.

A third driver for growth this year is the improving commercial and regulatory environment for natural gas related projects in the US. We are bullish on the role that natural gas will play as a primary fuel for electrification to support reshored manufacturing, transportation mobility and artificial intelligence applications. Our major midstream customers have announced significant investment growth in natural gas infrastructure projects, aided by what is expected to be a more favorable and streamlined regulatory approval process under the current administration. The end of the pause on LNG project approvals creates additional opportunities for gas gathering, processing and transmission, as well as participation in the LNG conversion process itself. The opportunity to monetize the vast natural gas resources in the US oil field offers our country a competitive cost advantage that the current administration is keen to exploit.

We know the capital discipline and industry consolidation will remain important themes among major oil and gas producers, but MRC Global’s ability to serve larger customers who are less reactive to commodity prices and who have more stringent requirements for quality products, high service levels, systems integration and geographic coverage, plays to our strengths and positions us to gain share in the PTI space.

A fourth driver for our growth is several key initiatives we have undertaken that will make increasing contributions to our 2025 revenues. We have spoken previously about our focus on growing our chemicals business, and this continues to be a bright spot for us. Our US chemicals backlog at the end of February 2025 is significantly higher than the same time last year, and we expect revenues this year to be up high-single-digits over 2024. We have expanded our presence in the US mining sector by opening a new service center in Arizona in 2024 and significantly increasing our sales and marketing efforts across the Western US. We expect this business to grow at a compound annual rate of approximately 10% over the next three to five years.

We’ve also recently expanded our product offerings to include commercial grade PVF products used in the cooling systems for data centers. Although we have only been focusing on this exciting high-growth business for less than six months, we have already secured commitments of more than $10 million in sales to date and we have many large revenue opportunities in the data center pipeline.

One of our most exciting growth prospects for 2025 is our IMTEC joint venture which we are announcing on today’s call. Among other services, IMTEC will incorporate automatic meter reading technology onto natural gas meters to allow for the wireless transmission of gas usage data from the meter to the utility. This assembly step in the smart meter development process has been cumbersome for utilities and manufacturers alike, and it opens up a strong avenue to increase our gas meter sales by tens of millions of dollars, where we currently have relatively low penetration versus our other gas products. Our partner in this joint venture understands the technical requirements for smart meters through previous OEM experience and also qualifies the JV as a diverse supplier to purchasing utilities who are often subject to state level Public Utility Commission diversity contracting goals. We have pre-marketed our service offering to our major customers and expect a strong reception.

I mentioned previously that we were off to a good start this year, so let me share some of these early results. We have seen our average daily intake or bookings through mid March increase 11% compared to the fourth quarter 2024 average. In addition, our total backlog in the same period is also up 11% compared to year-end, with all three business sectors increasing. First quarter revenue is expected to improve by a low-single-digit percentage compared to the fourth quarter, but the building backlog and increasing intake levels give us confidence that we will see stronger double-digit sequential growth to materialize in the second quarter.

In closing, we begin 2025 with an improving business climate and a simplified and strengthened balance sheet. Our focus is on returning to revenue growth in 2025 by expanding our market presence in our existing business lines, while pursuing higher growth opportunities, including data centers, chemicals and mining. We remain committed to generating significant operating cash flow across the business cycle. This cash generation capability, along with our improved capital structure, provides us with significant flexibility to further reduce our leverage, return cash to shareholders and invest in growth initiatives for our future.

And with that, I will now hand it over to Kelly.

Kelly Youngblood

Thanks, Rob, and good morning, everyone.

My comments today will be primarily focused on sequential results comparing the fourth quarter of 2024 to the third quarter of 2024, unless otherwise stated. Also as mentioned by Monica, our Canada results are now reflected in discontinued operations. So unless stated otherwise, my comments will be referring to the company’s financial results from continuing operations.

Total company sales for the fourth quarter were $664 million, a 14% sequential decrease and 10% lower than the same quarter a year ago. From a sector perspective, gas utility sales were $253 million in the fourth quarter, a $40 million or 14% decline. The decline was primarily driven by reduced customer activity resulting from higher than normal fourth quarter seasonality and delayed spending that is expected to materialize in 2025.

As we said, coming into 2024, this was anticipated to be a transitional period for our gas utility customers due to destocking and reduced project activity. However, we are now encouraged to see increases in new order intake and backlog to date in 2025. Also noteworthy are recent capital spending projections for the gas utility market reflecting mid-single-digit increases in spend for not only 2025, but for the next five years as well.

The DIET sector fourth quarter revenue was $208 million, a decrease of $31 million or 13%, primarily due to the timing of project deliveries and turnaround activity declines at the end of the year. We expect projects and turnaround activity to pick up significantly in 2025, supported by year-to-date increases in our backlog.

PTI sector revenue for the fourth quarter was $203 million, a decrease of $36 million or 15% due to reduced upstream activity and a more pronounced year-end seasonal pullback.

From a geographic segment perspective, US revenue was $542 million in the fourth quarter, a $102 million or 16% decrease from the previous quarter. And as Rob previously mentioned, we expect to return to growth in 2025 for our US business, driven by the growth initiatives that he outlined.

International revenue was $122 million in the fourth quarter, down $5 million or 4% from lower turnaround activity and timing of project deliveries. Our international business had another impressive year with a 14% year-on-year revenue growth in 2024, the second year in a row with double-digit growth. And the outlook for the international segment remains positive with expectations for solid revenue growth in 2025 as well.

Now turning to margins. Adjusted gross profit for the fourth quarter was $146 million or 22.0% compared to $163 million or 21.1% in the third quarter. The 90 basis point improvement is largely due to favorable product mix and also notable is the positive impact to adjusted gross profit due to the removal of Canada’s results. The margin improvement for the full year 2024 related to the Canada divestment was approximately 30 to 40 basis points.

Reported SG&A for the fourth quarter was $123 million or 18.5% of sales as compared to $120 million or 15.6% for the third quarter. Adjusted SG&A for the fourth quarter 2024 was $119 million, slightly lower than the third quarter’s $120 million, reflecting our commitment to cost discipline and optimization initiatives undertaken this year.

Adjusted EBITDA for the fourth quarter was $32 million or 4.8% of sales. We achieved an adjusted EBITDA for the full year of $202 million or 6.7%. This performance demonstrates our operational resilience despite market headwinds in the second half of the year.

Tax expense in the fourth quarter was $4 million as compared to $3 million of expense in the third quarter. The fourth quarter taxes were primarily impacted by currency exchange gains related to an intercompany debt restructuring project and lower pre-tax income for the quarter.

For the fourth quarter, net loss from continuing operations was $1 million or $0.14 per diluted share as compared to net income from continuing operations of $29 million or $0.27 per diluted share in the third quarter of 2024. Adjusted net income from continuing operations was $4 million and $25 million for the fourth quarter and third quarters of 2024, respectively.

Our capital expenditures came in a little lower than we had expected at $28 million due to capital spending related to our ERP project shifting from 2024 into 2025. In the fourth quarter, we generated $73 million in cash flow from continuing operations. We also had an exceptional cash flow performance for the full year of 2024, with operating cash flow from continuing operations reaching $268 million, our highest level in years and greatly exceeding our original annual target of $200 million. Working capital efficiency this quarter exceeded expectations with a record low 11.2% net working capital to sales ratio. Both inventory reductions and strong cash collections during the quarter contributed to this exceptional result.

Moving to liquidity and our capital structure. During the fourth quarter, we made significant changes to our capital structure to provide a stable platform to grow our business and return cash to shareholders. We entered into a new $350 million Senior Secured Term Loan B with a 2031 maturity, with the proceeds used to repurchase all of the convertible preferred shares at a slight discount. This action eliminated potential equity dilution concerns from conversion of the preferred shares into common shares and it also eliminated the $24 million in non-tax deductible preferred dividends that were paid each year. We were able to implement this new simplified capital structure with terms that are expected to be accretive to both cash generation and earnings in 2025 and beyond.

In conjunction with our term loan launch, Moody’s upgraded our corporate family rating one notch from B2 to B1 with a stable outlook, a clear validation of our improving financial strength reflecting our moderate leverage, ample interest coverage and outstanding operating performance. Additionally, S&P Global affirmed our B rating with a stable outlook, specifically highlighting our recent preferred equity repurchase as leverage neutral and beneficial for our financial flexibility.

Another big achievement was successfully amending our asset-based lending facility, extending its maturity to 2029 with a committed borrowing capacity of $750 million. The facility maintains the highly competitive borrowing rates of our previous facility, and this extension complements our Term Loan B and substantially strengthens and derisks our capital structure by reducing our exposure to capital markets.

We finished the year with strong liquidity of $523 million, including $460 million of availability on our ABL and $63 million of cash at year-end. Our leverage ratio based on net debt of $324 million was 1.6 times. And our total net balance was debt balance was $387 million. We believe we are on track to achieve our target leverage ratio of 1.5 times or lower by the end of 2025, while also allowing us to return cash to shareholders and maintain strong credit metrics.

Now I’ll cover our outlook. Looking ahead to 2025, we expect low to upper single-digit revenue growth for the total company. We are also currently forecasting all three business sectors to deliver revenue increases this year, with each sector experiencing growth at a similar range as the total company.

We are also targeting the following key metrics for 2025. First, we expect to generate operating cash flow of at least $100 million, maintaining our strong cash generation profile. Our adjusted gross margin is projected to average approximately 21%. We anticipate adjusted SG&A expenses to range between 15% to 16% of total revenue, as we maintain operational discipline while supporting growth initiatives.

Capital expenditures are expected to be approximately $45 million for the year, elevated from our normal levels as we expect to go live with our ERP implementation in the second half of this year. Post implementation, we expect our annual CapEx to return to the historic run rate of approximately $15 million. We are on budget and on schedule with the ERP project and are very excited about the benefits it is expected to yield.

We expect our effective tax rate in 2025 to be in the range of 26% to 28%. And we expect first quarter revenue to be up low-single-digits compared sequentially to the fourth quarter, but we believe we will have a strong double-digit improvement in revenue in the second quarter based on the current trends we are seeing in our backlog and intake that are very encouraging. We would then expect the typical cadence in revenues with the third quarter is our strongest quarter of the year, followed by a seasonal decline in the fourth quarter.

Reported SG&A in the first quarter is expected to be slightly elevated compared to the fourth quarter due to the typical increase at the beginning of the year in employee-related taxes and benefits and elevated expenses related to our delayed filing.

Finally, we remain committed to achieving our target net debt leverage ratio of 1.5 times before year-end 2025. This disciplined approach to balance sheet management, combined with our strong cash flow generation, will enable us to begin executing this year on our $125 million share repurchase program that we announced in early January, while also maintaining ample financial flexibility for future growth opportunities.

Our focus on operational excellence and strategic positioning in our growing markets, coupled with our strengthened capital structure, gives us confidence in our ability to achieve these targets.

And with that, I’ll turn it back over to Rob.

Rob Saltiel

Thanks, Kelly.

As we conclude today’s call, I want to emphasize the significant progress we’ve made in positioning MRC Global for sustained success. 2024 was transformative for our capital structure by simplifying and strengthening our balance sheet and creating a more efficient and flexible financial foundation. We generated $268 million in operating cash flow from continuing operations, the highest in many years, as we continue to achieve high gross margins on our sales and improve our working capital efficiency. The strategic decision to divest our Canada operations further enhances our margin profile and allows us to focus resources on our highest growth opportunities.

For 2025, we see encouraging signs of growth across all business sectors, driven by four factors that include: improving fundamentals for gas utilities; product price inflation; a bullish natural gas midstream outlook; and several key growth initiatives already bearing fruit. We expect to maintain adjusted gross margins of approximately 21%. We further expect to generate at least $100 million in operating cash flow. Our three-pronged capital allocation strategy includes our commitment to a strong balance sheet, our new $125 million share repurchase program and several growth initiatives.

2025 has started well with strong momentum. And we are well positioned to deliver value for our shareholders while maintaining our industry leadership position.

And with that, we will now take your questions. Operator?

Questions And Answers

Operator

Thank you. At this time we’ll be conducting a question-and-answer session. (Operator instructions) Our first question comes from Nathan Jones with Stifel. Please proceed with your question.

Q - Nathan Jones

Good morning, everyone.

A - Rob Saltiel

Hey. Good morning, Nathan.

A - Kelly Youngblood

Good morning, Nathan.

Q - Nathan Jones

I guess I’ll start with a question around revenue. Fourth quarter was a bit below expectations and the first quarter is kind of seasonally in line with the 4Q to 1Q normal progression. So again, a bit low, I guess. And so the revenue guidance really hinges on that step-up from 1Q to 2Q. And I know you talked about better order rate and a building backlog in the first quarter, but I’m hoping you could just go into a bit more detail on where you’re seeing that strength, what gives you confidence in the sustainability of that strength that will then carry through into the back half of the year?

A - Rob Saltiel

Yes. Thanks, Nathan. I’ll start this off and see if Kelly has anything to add. But clearly, what really drove our weakness last year was the US segment. And as we said in our prepared comments, we’re really off to a strong start this year. In the US segment alone, we’re up about 19% in backlog where we sit today relative to year-end. And that is just a really tremendous increase. But it also really points out how we were struggling to book business at the end of the last year, and I gave the reasons for that in our prepared comments.

But we really are seeing strength across all three of our sectors in the US segment, and we expect to continue to see our backlog grow as we go through the year. We’re getting a lot of positive signals from customers. And as we talked about the drivers for our business, we’re through the destocking on the gas utilities finally, which is really making us very excited about this year relative to the last couple years for that sector. The tariffs situation and the inflation that’s accompanied that is giving us some real optimism for additional revenue and gross margins, certainly against average cost that will support the business going forward. And then the whole bullishness around the midstream space and the monetization of natural gas assets in the US has been extremely exciting and we’re already seeing a lot of opportunities and activity in that midstream space. And then as I also mentioned, the chemicals, the mining and the data center businesses that we’re working on are all showing additional signs of growth.

So the year is going to start off a little slower in terms of the relative increases, just because the first quarter is somewhat determined by the backlog that you had in the prior two quarters. But as we build the backlog significantly, as we’re doing right now, you’re going to see that manifest itself in higher revenues and profitability in future quarters. And that’s why we’re bullish on a double-digit improvement in revenue for the second quarter sequentially over the first.

Kelly, anything you want to add to that?

A - Kelly Youngblood

You pretty well covered it, Rob. The only thing I would add is, when you look at that 19% growth in backlog in the US, it is a double-digit improvement that we’re seeing in all three sectors. And then, the Q4 fall-off that we saw, as we talked about in the prepared remarks, that was due to timing of projects and kind of delay or pullbacks just greater than the normal seasonality. But the visibility we have of those projects that were originally intended to hit in ‘24, now we’re seeing a lot of that hitting both projects and turnaround activity hitting in the second quarter. And so the visibility we have, supported by the backlog, gives us a lot of confidence in that Q2 double-digit improvement.

Q - Nathan Jones

So you said 19% increase in backlog from the end of the year. I would guess that backlog typically does increase from the end of the year to now. Is 19% materially above what a normal seasonal increase in backlog would look like?

A - Rob Saltiel

Yeah, absolutely. And depending on the timing of projects, you don’t always see an increase going from the end of the year into the first quarter. And I think that was one of our challenges last year was that we had kind of a steady decline in our backlog, certainly in the US segment as we went through the year. Our international business, I do want to touch on. Our international business continues to be very strong, both in terms of bookings and billing. And so that’s why we continue to expect growth in that business, and that’s after a couple of really strong years. But the backlog situation we’re seeing in the US right now is really very different from what we saw last year. And again, it gives us a lot of confidence in future quarters.

A - Kelly Youngblood

Hey, Nathan. I would just add as well, if you look at the backlog where we’re at today is over $600 million and that’s where we were kind of back in Q1 of last year. So this is the best backlog we’ve seen in a 12-month period, which is very encouraging.

Q - Nathan Jones

Thanks. I guess my follow-up question is going to be on gross margins. Adjusted gross margin in 2024 was right under 22% and the guidance for 2025 is an average at 21%. I would have thought that you would have some tailwinds to gross margins in 2025 in terms of tariffs and inflation and things like that and some growth. So maybe you can talk about what the other side of the equation is that’s holding you back a little bit on gross margins in 2025?

A - Kelly Youngblood

Yeah. Nathan, I’ll start. I think there’s a couple of things there. In 2024, especially in the first half of the year, we had some large sales with accretive margins that we’re not expected to repeat, but still feel very confident of achieving a 21% tight margin. So that’s good for us. The international margins we have are accretive to the overall company average. And so that’s going to be very supportive. I think you’re hitting on a good point though, that the tariffs are a bit of an unknown right now. And if we really start to see a material improvement related to inflation and tariffs, that would certainly suggest an upside to the guidance we have on the margin. So could it be conservative? It certainly could be. We’ll just have to see how it plays out.

Q - Nathan Jones

Okay, thanks. I’ll pass it on. Thanks for taking my questions.

A - Rob Saltiel

Great. Thanks, Nathan.

Operator

Our next question comes from Chris Dankert with Loop Capital Markets. Please proceed with your question.

Q - Chris Dankert

Hey. Morning, guys. I guess maybe first off to the point of clarification on that gross margin guide, are you assuming no tariff impact in that 21% guide at this point? Or is there something baked into that number right now?

A - Rob Saltiel

Yes, I’ll take this one, Chris. Look, I would say that we have a modest amount of inflation built into that, but probably not the full extent of what you might infer from the tariffs as they’re currently being deployed and probably for the full year. I think we would all agree that it’s a bit uncertain how many of these tariffs are going to be applied and how long they’re going to endure. But to Kelly’s comment, I think that there’s certainly potential upside in both revenue and adjusted gross margins and profitability if these tariffs continue to hold at current levels and the areas and products covered either hold or extend from where they are today. So I’d say that there’s definitely some upside involved and we probably included, again, a modest assumption around inflation in the numbers we’ve given.

Q - Chris Dankert

Got it. That’s really helpful. Thank you. And then definitely exciting news about the IMTEC JV here. I guess maybe could you flesh out a little bit what the opportunity looks like there? What kind of drove the excitement on the market? Just kind of — maybe just give us a little bit of a path of what you’re seeing there that kind of led you down this road?

A - Rob Saltiel

Yeah, I’m glad you asked the question because we’re really excited about this and we’re going to have a dedicated press release on this joint venture coming out later this morning. But as a practical matter, our gas utilities business is our largest sector by revenue. But interestingly, less than 10% of our revenue in the gas utility sector is involved with meter sales. And only a small handful of our contract customers in the gas utility space do we provide meters to. We typically when we build our relationships with our customers, we start with more commodity products like polyethylene pipe and even some carbon steel pipe for a number of our customers. But then getting to the meter sale is something that you kind of graduate to over time. And we just have a small handful of customers and like I say, less than 10% of our revenue that we’re accruing today for those sales.

But what this joint venture allows us to do is to really play an integral role in a key process where smart meters are replacing the current sort of manually read meters and that process getting that communications chip joined with the gas meter is cumbersome, logistically challenging, and frankly, a lot of the meter producers don’t like doing it. So we’re really filling a void in the market with this joint venture, which will be a great service to gas utilities customers. And then where the real upside is for MRC Global is an opportunity to expand our meter business again from that under 10% to something significantly higher by offering this service to those utilities.

An added benefit of the joint venture is that our partner qualifies as a diverse owner and manager. And because of that, a number of our utilities that are subject to public utility commission diverse purchasing practices will look on this very favorably. So as we said in the prepared comments, this could really unlock tens of millions of dollars of incremental revenue through meter sales that we don’t currently have to our gas utilities customer base.

We’re very excited about this. We’ve been working on it for a long time. It was coincidental that we were able to bring everything to closure right here as we’re doing the earnings call. But we’re happy to have a favorable coincidence in this case and really excited about the future.

Q - Chris Dankert

That’s really great color. Thank you so much. If I could just follow-up one little bit there. I guess my assumption would be metering is — there’s more engineering content involved. Does that help with the margin as well, that part of why again the gas utility margin is higher so that would be generally accretive?

A - Rob Saltiel

Yes. I mean the real opportunity here is to be in the meter business with our customers where we’re not currently able to do that. And as I said, I think this joint venture will open that up, that opportunity for us where it doesn’t currently exist. The JV itself will also be a profit making entity, but it’s providing a very specific service. And, of course, with our ownership being roughly half of the JV, we’ll get half of those proceeds. But again, the real opportunity for MRC Global is to create more meter sales, again, tens of millions of dollars of revenue, and then the margin that we typically get on our gas products that will accrue in terms of profitability. So that’s the real upside for us.

Q - Chris Dankert

Understood. Well, thanks for all the detail and congrats on all the changes and upgrades this year.

A - Rob Saltiel

Appreciate it. Thank you.

Operator

Our next question comes from Josh Jayne with Daniel Energy Partners. Please proceed with your question.

Q - Josh Jayne

Thanks. Good morning. First question I wanted to ask was just on the international markets and outlook into 2025. Could you maybe speak to the bright spots you’re seeing versus where things might be a bit softer. And I think you highlighted $254 million of international backlog. How does that typically compare to where we are on a year-over-year basis?

A - Rob Saltiel

Yeah. I mean, this is about the largest backlog we’ve had in many years in our international business. And one thing to keep in mind with our international business, unlike our US business, international is driven primarily by projects and it’s also driven primarily by valve sales. So that business as a whole tends to be a little lumpier depending on the project activity, but it also tends to be accretive to margins because of the valve sales versus more commodity product sales. And we have really carved out an extremely exciting niche in certain of our European markets. Think Norway, the UK, the Netherlands, Central Europe, these areas have been really strong spots for us both in terms of the PTI space. So offshore platforms in the Norwegian and North Sea as well as the DIET space. Again, think refining and chemicals in Central Europe and the UK.

So this business has continued to be very strong for us. The other thing that they’re still doing more of over there than they are here is energy transition projects. So we still see a lot more involvement of energy transition projects, whether that be wind or sustainable aviation fuel. And I think everybody’s clear that a lot of that has slowed down here in the US.

So we’re really excited about our business, both in Europe and in Asia-Pacific. We’re growing that business in the Middle East. And we feel really good about additional growth prospects in the international business this year.

Q - Josh Jayne

Thanks for that. And then as my follow-up, maybe we could just talk about capital allocation a bit, just on the M&A side. Valuations really across all sectors have compressed since the beginning of the year in the public space. And I’m just curious, has this made M&A opportunities more attractive to you? Or could you speak to where you are on the capital allocation front for M&A versus the $125 million share repurchase program? And just what is of highest priority sort of as you look forward into 2025 and beyond?

A - Rob Saltiel

Yeah. Well, look, let me just do a little bit of history here first before looking forward. But traditionally this company has been overlevered and also in possession of a complicated balance sheet with the preferred shares. And I think our team’s done an excellent job in delevering and now simplifying the balance sheet with the retirement of the preferred at the end of last year and replacement of that with a term loan. As we mentioned in our prepared comments and elsewhere, we do want to maintain prudent leverage. So our goal is to get to 1.5 times net debt leverage ratio at some time in this year. So we definitely want to keep that focus on a prudent balance sheet. We think it makes sense for the risk profile of our business and the cyclicality that sometimes accrues. And again, having been on the other side of that, we definitely want to maintain that low leverage ratio.

In addition to that, we believe that it’s time to start returning cash to shareholders, which is why we entered into the share buyback program, announced in January. And through the course of this year, we hope to execute on that. We did say on our announcement of that buyback program that we did not plan to purchase any shares back before the second quarter. That’s still obviously going to be the case given where we are right now. But as we go through the year, both systematically and opportunistically, we will look to repurchase shares to the benefit of our shareholders.

And M&A is something that we continue to look at. We’ve been somewhat hamstrung with the balance sheet in the past from doing anything significant. I think as our balance sheet continues to improve and we continue to delever, even with our capability to return cash to shareholders and investing in growth, we’ll have further opportunities to bring M&A back into the fold here. We haven’t done M&A for about a decade now. And with the balance sheet where it is and the opportunity for share purchases to continue even while we do M&A, M&A is something that we will definitely consider.

Q - Josh Jayne

Thanks for the detail. I’ll turn it back.

A - Rob Saltiel

You’re welcome.

Operator

Our next question comes from Nathan Jones with Stifel. Please proceed with your question. Nathan, are you muted? You’re live with the speakers.

Q - Nathan Jones

Sorry about that. You guys gave adjusted gross margin and SG&A guidance, but didn’t give specific EBITDA margin guidance. Can you fill in the blanks there for us either just on what EBITDA margin guidance is or kind of what you’re expecting for stock comp and D&A for us to get there?

A - Kelly Youngblood

Yeah, Nathan, I’ll take that one. When you kind of run through the model with the guidance that we provided, it pretty much gets you into an EBITDA margin kind of in the mid-6% range, 6.5%-ish. As we’ve talked about though, I think if the tariffs and inflation really start to help us out there and our international margins hanging there strong like they have been, I think there’s upside to that, to get that percentage higher. But we’re just taking a conservative view right now because the tariff situation seems to change every couple of days. We’ll see where it ultimately ends up. I think, as a management team, we believe there is going to be some inflation this year with the tariffs, but just taking a more conservative approach on that until it gets more clear.

Q - Nathan Jones

And then I just wanted to finish off the inventory issue. It sounds like when you finished, I mean, you said you counted $400 million of inventory, which is essentially all of your inventory. It sounds like you found that there were no differences, no material differences between where it was initially and where it ended up. And this was more of an issue around process and then how that stuff was entered. So maybe you could just put a bow on that and then talk about any reviews you’ve done for processes to make sure we don’t run into any kind of issues like this again. Thanks.

A - Rob Saltiel

Yeah, Nathan. I’ll take this. And let me just start at the outset and say that what we do to verify our inventory is very consistent with what other companies in the distribution space do. And that is we perform regular, in fact daily cycle counts, which is basically picking particular products and counting the inventory that day. And then over the summation of the year, you basically counted every item of inventory at least once. And some items of inventory, particularly the fast moving items, you’ve counted them multiple times.

So this process is a well used and well known and respected process for counting inventory. However, it depends on the faithful execution of the process for that to be effective. And as I mentioned in our prepared comments, out of over 100 locations we detected two where the entry of the counts into the system was not being faithfully executed. A couple of deviations on that basically created an issue about the integrity of the process and the integrity of the control. And in order to verify that we didn’t have any material errors in our inventory, we decided that we would go back and physically count all these locations.

That was a very significant step for us to undertake. As I mentioned, it involved a number of people working diligently over weekends and evenings to make sure that we could get all these counts right. But it was very gratifying to result in the fact that yes, the variances that came out of that were effectively immaterial and that the inventory balances on our balance sheet were substantially and materially correct.

So you’re right. I mean the issue related to the process itself and then the fact that we weren’t executing against that process the way we should have been. So we’ve got a remediation plan that we’re putting in place. And we’re going to make sure this doesn’t ever happen again.

Kelly, you want to give some details on that?

A - Kelly Youngblood

Yeah. Yeah, Nathan. Obviously, as Rob said, the cycle count process will continue like it has been. I mean even our auditors have said, the process that we had in place is a well designed process. It was a execution problem on that process is where the issue arose. But I think as far as remediation, we are planning to have what I would call a major step-up in oversight and monitoring of the cycle count process going forward to make sure that nothing like this happens again. We are planning to engage a consulting firm to come in and just — we think we’ve got it covered, but just to make sure there’s not some best practices out there that other companies are using that we should be considering. So we’re going to bring someone in to kind of review and provide recommendations on our current process. We’re looking at making some changes in resources to have more expertise and oversight over inventory management and kind of developing these monitoring capabilities around the cycle count process. And of course training, there’s going to be a full blown training initiative here and retraining to make sure that employees know the importance of this and operational leaders are going to be heavily involved at the same time.

And then the last thing, which is really significant, is the Oracle implementation that’s going to be going live here in the second half of the year. Just being a more modern cloud-based system, it’s going to have a lot of reporting and monitoring capabilities that we don’t have today and just really automate a lot of things, like we’re going to be using scanner technology a lot more with the new system. So a lot of the manual input that we have in our current system is going to be completely eliminated and be automated going forward. And that in itself enhances the control environment around the cycle counts. So Oracle will be a major step-up for us in making sure that this is fully remediated as well. So we’re going to be all over it and we’ve got it fully covered. And as Rob said, we feel comfortable this will never happen again.

A - Rob Saltiel

It won’t ever happen again.

Q - Nathan Jones

Thanks for taking my questions.

A - Rob Saltiel

You’re welcome. Thank you.

Operator

We’ve reached the end of the question-and-answer session. I’d now like to turn the call back to Monica Broughton for closing comments.

A - Monica Broughton

Thank you for joining us today and for your interest in MRC Global. We look forward to having you join us for our first quarter conference call in May. Have a great day.

Operator

This concludes today’s conference. You may now disconnect your lines, and we thank you for your participation.